Exhibit 99.1

Chelsea Therapeutics Announces Advancements in Neurogenic Orthostatic

Hypotension Registration Program

•	FDA Confirms Special Protocol Assessment for Study 301

•	Protocol for Study 306 Finalized, Study to Begin in the Second Quarter

•	Northera Selected as US Brand Name for Droxidopa in Neurogenic Orthostatic Hypotension

Charlotte, NC, February 9, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced several updates related to its Phase III registration program in neurogenic orthostatic hypotension (NOH), including the selection and preliminary approval by the FDA of Northera™ as the U.S. brand name for Droxidopa in this indication.

NOH is a disorder of the nervous system resulting from a deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart. This deficiency results in lightheadedness, dizziness, blurred vision and syncope when a person assumes a standing position. Northera, an oral compound which the body converts directly to norepinephrine, is the only therapeutic treatment to specifically target the underlying cause of NOH: norepinephrine deficiency.

As previously announced, Chelsea had a successful meeting with the FDA last quarter during which the company reviewed results from Study 302, its first Phase III trial of Northera in NOH, and requested a change in primary endpoint for its ongoing Phase III trial, Study 301. The FDA granted this request and further supported Chelsea’s decision to increase enrollment in Study 301 from 118 patients to 150 patients. The FDA subsequently confirmed that the Special Protocol Assessment (SPA) originally awarded to Study 301 in 2008 remained in effect following the protocol amendments approved by the FDA in December. An SPA provides a binding agreement that the study design, including trial size, clinical endpoints and/or data analyses is acceptable to support regulatory approval. Chelsea plans to complete the added enrollment in Study 301 during the second quarter and report top-line data from the study in the third quarter 2010.

In addition to implementing changes to Study 301, Chelsea finalized its plans for Study 306, a confirmatory study supporting the efficacy of Northera in treating symptomatic NOH. Study 306 will be a multinational, randomized, placebo-controlled, induction-design Phase III trial evaluating up to 84 patients with symptomatic NOH associated with Parkinson’s disease. Enrollment, which is scheduled to begin during the second quarter 2010, is expected to be complete by year-end, providing for top-line data in the second quarter of 2011.

Study 306 is approximately 12 weeks in duration and includes an initial, blinded dose titration period lasting up to two weeks, after which all patients will continue on to an 8-week double-blind treatment period. During the blinded titration period, patients randomized into the treatment arm will be titrated daily with up to 600 mg of Northera t.i.d. to achieve maximum therapeutic benefit.

As in Study 301, the primary endpoint of the trial will be the relative mean change in the Orthostatic Hypotension Questionnaire (OHQ) composite score between Northera and placebo. The OHQ composite score is a single endpoint that reflects the average of the composite orthostatic hypotension symptom assessment (OHSA) score and the composite orthostatic hypotension daily activities scale (OHDAS) score. In addition to individual and composite OHSA and OHDAS scores, secondary outcome measures in the study include falls, Unified Parkinson’s Disease Rating Scale (UPDRS), and Parkinson’s Disease Questionnaire (PDQ-39).

“Northera demonstrated broad symptomatic benefit in the treatment of neurogenic orthostatic hypotension in our first Phase III trial,” said Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We are fortunate to now have this opportunity to directly incorporate the key findings from Study 302 into our registration program by changing the primary endpoint and increasing enrollment in Study 301 and further validating these findings in an enriched trial focused on Parkinson’s patients with symptomatic neurogenic orthostatic hypotension, the strongest responders to Northera in Study 302 and our largest potential market. We look forward to the outcome of both trials and believe the data will clearly support a robust NDA filing and strong market launch.”

BIO CEO Conference and Webcast

In addition to a brief overview of the company’s product pipeline and upcoming milestones, Dr. Simon Pedder will discuss these advancements in Chelsea’s Northera registration program during his presentation at the 12th Annual BIO CEO & Investor Conference this afternoon at 1:30 PM ET at the Waldorf Astoria Hotel in New York City.

Dr. Pedder’s presentation will be webcast live and archived for 90 days on Chelsea’s website, www.chelseatherapeutics.com.

About Northera

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Northera is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Northera is also being studied for the treatment of fibromyalgia in an ongoing phase II trial and completed a phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Northera, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Northera, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals, our reliance on our lead drug candidates Northera and CH-1504, our need to raise operating capital, our history of losses, risks and costs of drug development, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder.

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Investors:

Kathryn McNeil

Chelsea Therapeutics

718-788-2856

mcneil@chelseatherapeutics.com